UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2008

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Compensatory Arrangements of Certain Officers

On June 5, 2008, the Compensation Committee of the board of directors of Chesapeake Energy Corporation (the “Company”) approved the immediate vesting, for the Company's senior executives who are currently over 55 years of age, of the unvested shares of restricted stock previously awarded to the senior executives under the Chesapeake Energy Corporation 2003 Stock Incentive Plan.  Specifically, the Compensation Committee accelerated the vesting of 134,125 shares for Marcus C. Rowland, 101,500 shares for J. Mark Lester and 73,250 shares for Martha A. Burger.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On June 6, 2008, the Company issued a press release providing  an update on its activities in its significant Haynesville Shale discovery in Northwest Louisiana and East Texas. A copy of the press release is attached as exhibit 99.1 to this Current Report.

On June 11, 2008, Steven C. Dixon, Executive Vice President – Operations and Chief Operating Officer of the Company entered into a sales trading plan pursuant to Rule 10b5-1 of the Securities and Exchange Act of 1934.  The plan expires on June 11, 2009 and has been approved by Chesapeake in accordance with its Insider Trading Policy.  The plan is part of the executive’s long-term strategy to diversify assets and provide for the sale of shares of Chesapeake’s common stock in connection with vested employee stock options.  Other Chesapeake executives may enter into Rule 10b5-1 trading plans in the future, from time to time.

Section 8 – Other Events

Item 8.01 Other Events.

On June 10, 2008, the Company issued a press release announcing that its Board of Directors has declared quarterly common and preferred stock dividends.  A copy of the press release is attached as Exhibit 99.2 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated June 6, 2008

99.2	Chesapeake Energy Corporation press release dated June 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby
Senior Vice President, Treasurer and Corporate Secretary

Date:                      June 11, 2008

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated June 6, 2008

99.2	Chesapeake Energy Corporation press release dated June 10, 2008